EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of December 5, 2005, by and between CenterStaging Musical Productions, Inc. (the “Company”) and Tommy Nast (the “Employee”).

In consideration of the promises and mutual covenants outlined herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

1. Engagement and Responsibilities

1.1 Engagement. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Employee to provide services in connection with strategic planning and business development, and Employee hereby accepts such engagement and employment.

1.2 Duties. Employee’s duties and responsibilities shall be those incident to the positions set forth in Section 1.1, and shall include those duties and services for the Company Group as any executive officer shall, in his sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee’s positions described in Section 1.1.

1.3 Standard of Care. During the Term, Employee shall perform his duties faithfully and to the best of his ability and shall devote his business efforts and time to the Company, to fulfill the objectives of the Company.

1.4 Other Activities. Employee shall devote his full business time to the business and affairs of the Company, provided, however, that Employee may perform civil and charitable activities.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

2.1 “Affiliate” shall mean, with respect to any specified Person, (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (a) of this definition or any spouse of the specified Person or any such other Person, (c) any relative of the specified Person or any other Person described in clause (b) of this definition, or (d) any Person of which the specified Person and/or any one or more of the Persons specified in clause (a),(b) or (c) of this definition, individually or in the aggregate, beneficially own 20% or more of any class of voting securities or otherwise have a substantial beneficial interest.

2.2 “Agreement Year” shall mean the period commencing January 1 and terminating the following December 31, starting with January 1, 2006.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Cause” shall mean, in the context of the termination of Employee’s employment by the Company, termination by vote of the Board based on one or more of the following reasons:

2.4.1 willful and repeated failure to comply with the lawful directions of the Board or an executive officer or officers senior to Employee;

2.4.2 gross negligence or willful misconduct in the performance of Employee’s duties to the Company;

2.4.3 commission of any act of fraud against the Company Group; or

2.4.4 participation in a fraud against the Company Group that adversely affects the Company in a material way

2.4.5 breach of any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1.4 and 10 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure.

2.5 “Change of Control” shall mean:

2.5.1 any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any Principal Stockholder or Stockholders, becomes the “beneficial owner” (as defined in Rule 3d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

2.5.2 the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent corporation of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, the surviving entity or the parent of the surviving entity, as applicable, outstanding immediately after such merger or consolidation; or

2.5.3 the date the stockholders of the Company approve a plan of complete liquidation of the Company; or

2.5.4 the date of the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than to a Person of which the Principal Stockholders own directly or indirectly more than 50% of the total voting power represented by the voting securities of such Person.

For purposes of the definition of Change of Control, if the Company is a subsidiary of another corporation or entity, references in this Section 2.5 to the Company shall mean such other corporation or entity, and it shall be deemed under Section 2.5.4 that the Company shall have sold “all or substantially all of the Company’s assets” if either: (i) any person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any Principal Stockholder or Stockholders, becomes the “beneficial owner” (as defined in Rule 3d-3 under said Act), directly or indirectly, of securities of CenterStaging Musical Productions, Inc. representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) CenterStaging Musical Productions, Inc. sells or disposes of all or substantially all of its assets.

2.6 “Company Group” shall mean the Company and each Person that is consolidated with the Company for financial reporting purposes, including as of the date hereof Knight Fuller, Inc.

2.7 “Confidential Information” shall mean any and all information concerning the business of the Company that Employee may receive or develop during his engagement pursuant to this Agreement including, without limitation, all documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Company, its customers or principals, received or developed by Employee.

2.8 “Inventions” shall mean all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, data, research, techniques, and technical data (whether or not patentable or registrable under patent, copyright or similar statutes and including all rights to obtain, register, perfect, and enforce those proprietary interests) that are related to or useful in the Company’s present or future business or result from use of property owned, leased, or contracted for by the Company. “Inventions” shall also include anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

2.9 “Person” shall mean an individual or a corporation, limited liability company, limited liability partnership, partnership, association, trust or other entity.

2.10 “Proprietary Information” shall mean information (a) that is not known by actual or potential competitors of the Company or is generally unavailable to the public; (b) that has been created, discovered, developed, or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company; and (c) that has material economic value or potential material economic value to the Company’s present or future business. “Proprietary Information” shall include trade secrets (as defined under California Civil Code Section 3426.1) and all other discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, data, research, techniques, technical data, customer and supplier lists, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, or other financial or business information disclosed to Employee by the Company, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to the Company.

2.11 “Principal Stockholders” shall mean Johnny Caswell, Jan Parent, Howard Livingston, Roger Paglia, and their respective Affiliates.

2.12 “Rights” shall mean all patents, trademarks, service marks and copyrights, and other rights pertaining to Proprietary Information, Inventions, or both.

2.13 “Severance Termination Date” shall mean the earlier to occur of: (a) Employee’s death, and (b) the later to occur of: (i) one year from the date of termination of employment and (ii) December 31, 2008.

2.14 “Term” shall mean the period commencing on January 1, 2006 and ending upon termination of Employee’s engagement pursuant to Section 3 of this Agreement.

2.15 “Weighted Average Available Cash” shall mean, for any month, the weighted average cash and cash equivalents of the Company Group for such month.

3. Term and Termination. Employee’s engagement and employment by the Company pursuant to this Agreement shall commence on January 1, 2006 and shall terminate upon the earliest to occur of the following:

3.1 upon the death of Employee;

3.2 upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.3 upon delivery to Employee of written notice of termination by the Company for Cause;

3.4 upon delivery to Employee of written notice of termination by the Company other than for Cause; or

3.5 upon a Change of Control, unless Employee elects to continue his engagement pursuant to this Agreement by written notice to the Company prior to the occurrence of the Change of Control.

4. Compensation

4.1 Base Compensation. During the Term, the Company shall pay Employee as minimum compensation for his services a base salary at the annualized rate of $250,000 through December 31, 2006, and at the amount determined by the Board thereafter, but not less than an increase of 10% per year (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s payroll practices but not less frequently than monthly.

4.2 Bonus. In addition to the Base Salary, Employee shall be entitled to an annual bonus (the “Bonus”) for Agreement Year commencing with 2006 in the minimum amount of $50,000. The Company shall pay the Bonus by March 15 following each Agreement Year, provided that if the Company’s Weighted Average Available Cash for December of an Agreement Year is less than $2,000,000, the Company may defer payment of the Bonus for such Agreement Year until 30 days following the last day of the first month thereafter on which the Company has Weighted Average Available Cash of at least $2,000,000.

4.3 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 8 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

5. Benefits. During the Term, the Company shall provide Employee with the following benefits, at no cost or expense to the Employee: (a) medical, dental and vision insurance (co-pays to be paid by Employee); (b) term life insurance with a death benefit equal up to $2,000,000 and a beneficiary(ies) of Employee’s choice; provided that the Company shall not be required to expend more than $5,000 per year for the premiums for such term life insurance. Employee shall also have the right to participate in such other benefit plans that the Company may from time to time make available to its officers.

6. Expenses. During the Term, the Company shall reimburse Employee for travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder. Employee shall be entitled to “business” class travel and accommodations.

7. Vacations and Holidays. During the Term, Employee will be entitled to paid vacation accruing at 1.25 days per month, with the timing and duration of specific vacations mutually and reasonably agreed to by the Company and Employee. In addition, Employee will be entitled to all enumerated Company holidays and three floating holidays per year. The right to carry over unused vacation in any given year shall be subject to Company policy.

8. Severance Payments/Benefits Following Termination of Employment. Employee shall be entitled to the following severance benefits upon termination of employment, and no other severance benefits (and for purposes of the following, all pro-rations shall be based on the number of days Employee was employed in the Agreement Year in which employment terminated):

8.1 If Employee’s employment with the Company terminates by reason of Section 3.1 (Employee’s death) or Section 3.2 (Employee’s disability), Employee shall be entitled to a pro rata share of the minimum Bonus that Employee would have earned in the Agreement Year in which his employment terminated.

8.2 If Employee’s employment with the Company terminates pursuant to Section 3.3 (by the Company for Cause): (a) Employee shall be entitled to no severance benefits; and (b) subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to termination under Section 3.3. The foregoing shall not be construed to limit any cause of action, claim or other rights that the Company may have against Employee in connection with such acts or omissions.

8.3 If Employee’s employment with the Company terminates by reason of Section 3.4 (termination by the Company without cause), Employee shall be entitled to receive, until the Severance Termination Date: (a) salary at the rate in effect upon termination of employment; (b) an annual Bonus equal to $50,000 (prorated for the Agreement year in which the Severance Termination Date occurs); and (c) a continuation of medical, dental, vision, term life and other insurance as provided under Section 5 of this Agreement; provided that Employee shall be entitled to other insurance only to the extent permitted under the terms of the Company’s insurance policies (e.g., Employee would be entitled to be covered by disability insurance only if the policy permitted coverage for non-employees or persons of Employee’s age, health, etc.).

8.4 If Employee’s employment terminates as a result of a Change of Control, Employee shall be entitled to: (a) as of the closing of the Change of Control if the Company is a party to the transaction resulting in a Change of Control, or within 30 days after a Change of Control if the Company is not a party to the Change of Control, a lump sum payment equal to the greater of: (i) Employee’s annual salary at the rate in effect as of the date of Change of Control plus $50,000; and (ii) the amount of salary and minimum annual Bonuses that Employee would receive from the date of Change of Control to December 31, 2008; and (b) continuation of medical, vision, dental, term life and other insurance benefits provided under Section 5 of this Agreement until the later of December 31, 2008 and one year following the Change of Control.

8.5 For Employee to receive the severance benefits under Sections 8.3 and 8.4 of this Agreement, Employee must execute and deliver to the Company a release, in form and substance satisfactory to the Company, releasing the Company from all claims relating to Employee’s employment and termination of employment, excluding express rights of Employee under this Agreement and rights to indemnification under any other agreement that Employee may have with any member of the Company Group and under applicable law. The release shall not include a release of the rights of Employee under contracts not relating to his employment with the Company (for example, Employee shall not release rights under a lease pursuant to which Employee has leased real or personal property to the Company).

8.6 Employee acknowledges that in the event of termination of his employment for any reason, Employee shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 8. Without limitation on the generality of the foregoing, this section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

8.7 Employee acknowledges that the Company has the right to terminate Employee’s employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

9. Conditional Nature of Severance Payments; Non-Compete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become retained, engaged, employed by, or substantially involved in the business of a direct competitor of the Company during the period following the termination of Employee’s relationship with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance and other benefits set forth in Section 8 of this Agreement shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder other than as the holder of less than 5% of the issued and outstanding stock of a publicly held corporation, member corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any Person that is in direct competition with the Company until the later of December 31, 2008 or one year from termination of employment. Upon any material breach of this Section 9 by Employee, the Company shall have no obligation to provide any further severance payments and other benefits pursuant Sections 8 of this Agreement.

10. Confidential Information

10.1 Non-Disclosure. At all times during Employee’s employment, and after termination of employment, Employee shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of the Confidential Information.

10.2 Consent to Restraining Order. Employee acknowledges that any unauthorized disclosure or use of the Confidential Information by Employee may result in material damages to the Company and Employee consents to the issuance of a temporary restraining order or temporary or permanent injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by Employee.

10.3 Restrictions. Except as authorized by the Company, Employee will not:

10.3.1 duplicate, transfer or disclose nor allow any other Person to duplicate, transfer or disclose any of the Company’s Confidential Information;

10.3.2 use the Company’s Confidential Information without the prior written consent of the Company; or

10.3.3 incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

10.4 Safeguarding. Employee will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect Employee’s own confidential information.

10.5 Exceptions. The restrictive obligations set forth above shall not apply to the disclosure or use of information which:

10.5.1 is or later becomes publicly known under circumstances involving no breach of this Agreement by Employee;

10.5.2 is already known to Employee in the same form at the time of receipt of the Confidential Information; or

10.5.3 is lawfully made available to Employee by a third party.

10.6 Public Domain. If Employee contends that any such Confidential Information disclosed to him by the Company is in the public domain or was in the possession of Employee in the same form prior to such disclosure and not under an obligation of confidence, Employee will, within ten days of receipt by Employee of such disclosure, give written notice of such contention to the Company, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which Employee or any other Person has made use of such concept or information. If Employee has not within ten days of receipt by Employee of such disclosure given such written notice to the Company, then it shall be conclusively presumed that all information communicated by the Company to Employee concerning the development originated with the Company and constitutes Confidential Information.

10.7 Bringing Documents from Former Employer. Employee hereby certifies that he has not brought and will not bring with him to the Company or use while performing his executive duties for the Company any materials or documents of a former employer of Employee which are not generally available to the public except the know-how to which the right to use has been duly licensed to the Company by such former employer. Employee understands that while employed by the Company, he is not to breach any obligation of confidence or duty and Employee agrees that he will fulfill all such obligations during his employment with the Company.

10.8 Survival. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Intellectual Property

11.1 All Proprietary Information and Inventions shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all Rights.

11.2 Company forever owns throughout the universe in all media now or later known, from inception, all right, title, and interest (including, without limitation, worldwide rights of copyright) in any and all of Employee’s work product (“Work Product”) embodied in any intangible or tangible form, including, without limitation, all designs, ideas, concepts, themes, stories, suggestions, reports, plans, specifications, drawings, photographs, videotapes, schematics, discs, prototypes, samples, models, Inventions, Proprietary Information, and all other things, information, documents, and items in any media (now known or hereafter developed) made during the course of or in contemplation of the entry into this Agreement and arising from or during the provision of the services delineated herein or provided heretofore or otherwise during Employee’s services, as a work-made-for-hire for the Company. The Company shall have the right to utilize the Work Product, or authorize or permit others to utilize the Work Product, in whole or in part, in any manner without limitation or restriction as the Company shall elect, or refrain from using the Work Product, at the Company’s election. The Work Product and all related rights emanating therefrom such as the right to reproduce, display, distribute, perform, and prepare derivative works shall be owned solely by the Company and deemed to be the Company’s work-made-for-hire under the U.S. copyright laws and similar laws of other countries and related international treaties and conventions.

11.3 To the extent that any Work Product is not deemed to be work-made-for-hire, then Employee hereby assigns to the Company all right, title and interest in all Work Product (including, without limitation, all worldwide rights of copyright) he creates or co-creates under this Agreement. On Company’s request, Employee agrees to assist the Company, at its expense, in obtaining trademarks, copyrights or patents, including the disclosure of all pertinent information and data, in the execution of all applications, specifications, oaths, and assignments, and in the preparation of all other instruments and papers which the Company or its successors deems necessary to apply for and to obtain the assignment or conveyance of said trademarks, copyrights and patents to the Company. Employee shall execute, as and when requested, a Certificate of Authorship, but his signature on this Agreement is deemed to have the same force and legal effect.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death, and (b) any successor of the Company as a result of any consolidation or merger or the sale of all or substantially all of the assets of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by Employee by will or the laws of descent and distribution.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

CenterStaging Musical Productions, Inc. 3407 Winona Avenue Burbank, CA 91504 Attn: Chief Executive Officer

If to Employee:
at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. With the exception of matters in which equitable or injunctive relief is sought or required, the parties to this Agreement shall submit all disputes relating to this Agreement, whether sounding in contract, tort, or based on a state, federal or administrative statute, rule, or regulation, or all of them, to binding arbitration in accordance with California Civil Procedure Code Sections 1280 through 1294.2. Either party may enforce the award of the arbitrator under Section 1285 of the Code. The parties understand that they are waiving their rights to a jury trial. For matters in which equitable or injunctive relief is sought or required, a court of competent jurisdiction shall be the appropriate forum. The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim and proposing the name of the arbitrator. The responding party shall have 10 business days in which to respond to this demand in a written answer, and to either accept or reject the proposed arbitrator. If the proposed arbitrator is accepted, the arbitration will proceed before the designated arbitrator, who will establish the rules of the proceeding; provided, however, that reasonable discovery rules will apply so that both sides can obtain the necessary information to prepare the matter for arbitration, but recognizing that certain limitations may be appropriate to lessen the cost of the arbitration; provided, further, that the arbitrator shall permit the filing of motions for summary judgment. If the responding party rejects the proposed arbitrator, said party will propose an arbitrator to the party demanding arbitration who shall have ten (10) days to either accept or reject the proposed arbitrator. If rejected, the entire dispute will then be submitted to the American Arbitration Association and will be governed by its then Employment Dispute and/or Commercial Litigation Rules. In either case, the Arbitration will be conducted in the County of Los Angeles and the costs of it (administrative and arbitrator fees) will be borne by the Company.

16. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. Confidentiality of Terms. Until such time as this Agreement or the terms and conditions of this Agreement are made public, Employee and the Company mutually agree not to disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, salary, bonuses, or stock purchase or option allocations to any Person, including other employees and/or consultants of the Company; provided, however, that Employee may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide individual legal, tax or accounting advice; and provided, further, that the Company Group may disclose this Agreement and the terms and conditions of this Agreement: (a) when required by applicable law; (b) to actual or potential acquirors, lenders and investors; (c) to investment bankers, consultants and others retained by the Company; (d) to the Company’s auditors; (e) if believed necessary by the Company, in the Company’s financial statements; and (f) in a registration statement or other filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, of the day and year first above written.

CenterStaging Musical Productions, Inc.

By:	/s/ Roger Paglia
Roger Paglia, Chief Executive Officer

Employee

/s/ Tommy Nast
Tommy Nast